EXHIBIT 11
----------


                   MECKLERMEDIA CORPORATION AND SUBSIDIARIES
                   -----------------------------------------

          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)
          ------------------------------------------------------------

             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
             -----------------------------------------------------

                   (In thousands, except per share amounts)
                   ----------------------------------------

                                              1997       1996        1995
                                             ------    -------     -------
NET INCOME (LOSS)                            $3,744    ($3,868)    ($1,275)
                                             ======    =======     =======

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                8,507      8,422       7,306

DILUTIVE STOCK OPTIONS AND WARRANTS             255          -           -
                                             ------    -------     -------

TOTAL PRIMARY COMMON SHARES AND
   EQUIVALENTS                                8,762      8,422       7,306
                                             ======    =======     =======

PRIMARY EARNINGS (LOSS) PER COMMON SHARE     $ 0.43     ($0.46)     ($0.17)
                                             ======    =======     =======

Fully diluted earnings per common share has not been presented on the basis that the difference between fully diluted and primary earnings per common share is less than $0.01.

                                 38